Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120401, 333-50746, 333-00733, 333-33327, 333-75383, 333-58526, 333-67472, 333-149500, 333-149501 on Forms S-8 and 333-72034 on Form S-3 of our reports dated May 21, 2010, relating to the consolidated financial statements and financial statement schedule of Computer Sciences Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended April 2, 2010.

/s/ Deloitte & Touche LLP

McLean, Virginia
May 21, 2010